EXHIBIT 21.1

VERITY, INC.

SUBSIDIARIES

Verity Australia

Verity Benelux, The Netherlands

Verity Canada

Verity Deutschland GmbH, Germany

Verity France

Verity Japan KK

Verity Mexico

Verity Nordic AB, Sweden

Verity Singapore

Verity South Africa

Verity United Kingdom